Exhibit 5

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 7, 2020, is by and among Fidelity National Financial, Inc., a Delaware corporation (“Parent”), FGL Holdings, a Cayman Islands exempted company (the “Company”) and the Persons executing this Agreement as “Shareholders” on the signature pages hereto (each a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is entitled to vote and dispose of the number of Company Ordinary Shares set forth on Schedule I hereto (with respect to such Shareholder and until disposed of by such Shareholder in accordance with Section 2.03, the “Owned Shares” and, together with any additional Company Ordinary Shares of which such Shareholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement (including upon the vesting or exercise of Company Stock Options, Company Restricted Stock Rights or Company Warrants), the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub I”), and F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub II”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Company (the “First Merger”) with the Company surviving the First Merger and becoming a wholly owned Subsidiary of Parent as a result of the First Merger in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”) and (ii) the Surviving Company will be merged with and into Merger Sub II (the “Second Merger”) with Merger Sub II surviving the Second Merger and becoming a wholly owned Subsidiary of Parent as a result of the Second Merger in accordance with the CICL; and

WHEREAS, the Company and Parent have required the Shareholders to enter into this Agreement as a condition to the Company’s and Parent’s entry into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01                             Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02                             Interpretation.

(a)                                 As used in this Agreement, references to the following terms have the meanings indicated:  (i) to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or a Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to February 7, 2020; and (viii) to “this Agreement” includes the Schedule to this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d)                                 The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)                                  References to a “party” hereto means Parent, the Company or a Shareholder and references to “parties” hereto means Parent, the Company and the Shareholders unless the context otherwise requires.

(f)                                   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)                                 No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i)                                     All capitalized terms used without definition in the Schedule to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

COVENANTS OF SHAREHOLDERS

Section 2.01                             Agreement to Vote.

(a)                                 During the period from the date of this Agreement until the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, each Shareholder shall appear at such meeting (in person or by proxy) or otherwise cause the Subject Shares that such Shareholder is entitled to vote to be counted as present thereat for the purpose of establishing a quorum and vote or cause to be voted at such meeting (or consent) such Subject Shares (i) unless the Company Special Committee has made an Adverse Recommendation Change that has not been rescinded or withdrawn, in favor of the approval of the Merger Agreement, the Mergers and the other transactions contemplated thereby, (ii) against any action or agreement that is recommended against by the Company Special Committee and that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Mergers and the other transactions contemplated by the Merger Agreement and (iii) in the event that the Company Special Committee has made an Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, in favor of the approval of the Merger Agreement, the Mergers and the other transactions contemplated thereby in the same proportion as the number of Shares owned by holders of Company Ordinary Shares (other than the Shareholders, William P. Foley, II and Richard N. Massey and the “Shareholders” under the Parent Subsidiaries Voting Agreement, the BilCar Voting Agreement and the GSO Voting Agreement (the “Unaffiliated Shareholders”)) that are voted in favor of the approval of the Merger Agreement, the Mergers and the other transactions contemplated thereby bears to the total number of Shares owned by Unaffiliated Shareholders present (in person or by proxy) and voting at such meeting of the shareholders of the Company.

(b)                                 Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of any Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders.

(c)                                  Notwithstanding anything herein to the contrary in this Agreement, this Section 2.01 shall not require any Shareholder to appear (in person or by proxy) or vote (or cause to be voted), any of the Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the Exchange Ratio or the Cash Consideration, changes the form of the Merger Consideration payable (subject to the election and proration mechanism contemplated by the Merger Agreement) or otherwise adversely affects such Shareholder (in its capacity as such) in any material respect, and the Shareholder shall not be obligated to vote (or cause the Subject Shares to be voted) in favor of the adoption of the Merger Agreement if it is amended in any such respect.

(d)                                 Notwithstanding anything to the contrary in this Agreement, each Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Subject Shares with respect to any matter other than as set forth in Section 2.01(a) and Section 2.01(b) in any manner such Shareholder deems appropriate, including in connection with the election of directors of the Company.

Section 2.02                             Irrevocable Proxy.  During the period from the date of this Agreement until the Expiration Date, each Shareholder hereby appoints the Company through any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Shareholder’s Company Ordinary Shares at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any matter referred to in Section 2.01(a) but not, for the avoidance of doubt, any matter referred to in Section 2.01(c) or Section 2.01(d) without a Shareholder’s prior written consent.  This proxy and power of attorney is given by each such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by the Company and to secure the performance of the duties of such Shareholder under this Agreement.  Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  This proxy and power of attorney granted by each Shareholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Shareholder with respect to any of the Subject Shares.  The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of a Shareholder.  Each Shareholder and the Company agree that the proxy granted by each Shareholder hereunder shall and does constitute a valid instrument of proxy for purposes of Article 26 of the Company Memorandum and the Company shall deposit this instrument at its Resisted Office so as to comply in all respects with the Company Memorandum for the purposes of all meetings (and adjournments and postponements thereof) contemplated hereby.  The proxy and power of attorney granted by each Shareholder hereunder shall automatically terminate and be revoked upon termination of this Agreement pursuant to Section 4.01.

Section 2.03                             Transfer and Other Restrictions.  During the period from the date of this Agreement until the Expiration Date, the Shareholders shall not, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Shares to any Person, (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Shares, in each case, that would restrict or interfere with the Shareholders’ obligations pursuant to this Agreement or (c) enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Shareholder’s obligations pursuant to this Agreement.

Section 2.04                             Waiver of Dissenter Rights.  Each Shareholder hereby irrevocably and unconditionally waives any right to dissent with respect to the Subject Shares from the First Merger and the transactions contemplated by the Merger Agreement under Section 238 of the CICL and agrees not to serve any notices of objection, notices of dissent or demands for fair value.

Section 2.05                             Stock Dividends, etc.  If between the date of this Agreement and the Effective Time the issued and outstanding Company Ordinary Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Shares” and “Subject Shares” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.06                             Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Shareholder solely in its capacity as a holder of Ordinary Shares and not in any other capacity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby represents and warrants, severally and not jointly, to the Company that:

Section 3.01                             Organization.  To the extent such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation.

Section 3.02                             Ownership of Owned Shares.  Such Shareholder is the beneficial owner of the Owned Shares free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities and insurance Laws.  As of the date of this Agreement, the Shareholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Company Ordinary Shares or other equity securities of the Company other than the Owned Shares.  Such Shareholder has the sole right to vote the Owned Shares and, except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement with respect to the voting of the Owned Shares.  Such Shareholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Shares.  As of the date of this Agreement, except as contemplated by this Agreement (a) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Shares or otherwise relating to the Transfer of any Owned Shares, and (b) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

Section 3.03                             Authority for Agreement.  To the extent such Shareholder is not an individual, such Shareholder has all corporate necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Shareholder of this Agreement, and the performance by such Shareholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to performance by such Shareholder of its obligations hereunder.  This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

Section 3.04                             No Conflicts; Governmental Approvals.

(a)                                 The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of its obligations hereunder will not, (i) to the extent such Shareholder is not an individual, conflict with or violate any provision of the organizational documents of such Shareholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, conflict with or violate any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Shareholder is entitled under, any Contract to which such Shareholder is a party or by which such Shareholder, or any property or asset of such Shareholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of such Shareholder to perform its obligations hereunder.

(b)                                 (i) The execution and delivery of this Agreement by such Shareholder do not, and (ii) the performance by such Shareholder of its obligations hereunder will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except in the case of clause (ii), for the avoidance of doubt, for applicable consents, approvals, authorizations and waivers contemplated by Section 4.05(b) of the Merger Agreement in connection with the divestiture by such Shareholder of its Shares at the Effective Time.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

Section 4.01                             Termination.  This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, with respect to the Shareholders’ obligations hereunder with respect to the Merger Agreement, the Mergers and the other transactions contemplated thereby upon the earliest to occur (the “Expiration

Date”) of (a) the Outside Termination Date, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) with respect to any Shareholder, the mutual written agreement of such Shareholder, the Company and Parent and (e) with respect to any Shareholder, on the provision of written notice by such Shareholder within 10 business days of any amendment to the Merger Agreement in a manner such that the Shareholder would not be required to vote in favor of the adoption of the Merger Agreement pursuant to Section 2.01(c).

Section 4.02                             Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or the applicable Shareholders, except that (a) the provisions of this Section 4.02 and Article V shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement or for fraud.

Section 4.03                             Amendment.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 4.04                             Extension; Waiver.  Each of the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE V

GENERAL PROVISIONS

Section 5.01                             Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 5.02                             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to Parent, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Facsimile:                                         702-243-3251
Email:                                                            mgravelle@fnf.com
Attention:                                         General Counsel

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, NY 10019

Facsimile:                                         212-728-9642

212-728-9662

Email:                                                            adye@willkie.com

ldelanoy@willkie.com

Attention:                                         Alexander M. Dye

Laura L. Delanoy

if to the Company, to:

FGL Holdings
601 Locust Street, 9th floor
Des Moines, IA 50309
Email:                                                            marhoun@fglife.bm
Attention:                                         General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile:                                         212-735-2000
Email:                                                            todd.freed@skadden.com
                                                                                                jon.hlafter@skadden.com
Attention:                                         Todd E. Freed
                                                                                                Jon A. Hlafter

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:                                         212-446-4900
Email:                                                            daniel.wolf@kirkland.com
                                                                                                lauren.colasacco@kirkland.com
Attention:                                         Daniel E. Wolf, P.C.
                                                                                                Lauren M. Colasacco, P.C.

if to a Shareholder, to:

To them at the address, facsimile number and email address set forth opposite such Shareholder’s name on Schedule I.

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:                                         212-521-7459
Email:                                                            nfpotter@debevoise.com
Attention:                                         Nicholas F. Potter, Esq.

Section 5.03                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 5.04                             Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Merger Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.05                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.06                             Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Mergers, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Surviving Company in Merger Sub II, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the board of directors of the Company and the boards of directors of Merger Sub I and Merger Sub II and the internal corporate affairs of the Company, Merger Sub I and Merger Sub II.

Section 5.07                             Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 5.01 or in any other manner permitted by applicable Law.

Section 5.08                             Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 5.07.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 5.09                             Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties hereto further agree that (a) by seeking any remedy provided for in this Section 5.08, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 5.08 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 5.08 before exercising any other right under this Agreement.

Section 5.10                             Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.11                             Disclosure.  The Shareholders hereby authorize the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement/Prospectus, the Registration Statement and filings with any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the Merger, each Shareholder’s identity and ownership of the Subject Shares and the nature of each Shareholder’s obligations under this Agreement.  Parent hereby authorizes each Shareholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.  Notwithstanding anything to the contrary stated in this Agreement, each of Parent, Company and Shareholders shall (i) consult with each other with respect to, and give each other the opportunity to review in advance of issuing, filing or submitting, any press release, investor presentation or other public statement in any proxy materials or other report, registration statement or other materials filed or submitted under the Securities Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder) that refers to this Agreement or the Information Delivery Letter dated February 7, 2020 (the “Information Delivery Agreement”), and (ii) give each other the opportunity to comment on (and shall consider any such comments in good faith) any portion of any such press release, investor presentation or other public statement that refers to this Agreement or the Information Delivery Agreement; provided, however, that a party may make a public statement to the extent necessary to enforce its rights and remedies under this Agreement or the Information Delivery Agreement without requiring such prior consultation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FGL HOLDINGS

By:
Name:
Title:

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

[Signature Page to the Voting Agreement]

CFS HOLDINGS (CAYMAN), L.P.
BY: CFS HOLDINGS (CAYMAN) MANAGER, L.L.C., ITS GENERAL PARTNER

By:
Name: Menes O. Chee
Title: Manager

CFS HOLDINGS II (CAYMAN), L.P.
BY: CFS HOLDINGS (CAYMAN) MANAGER L.L.C., ITS GENERAL PARTNER

By:
Name: Menes O. Chee
Title: Manager

[Signature Page to the Voting Agreement]

SCHEDULE I

Shareholder	Number of Company Ordinary Shares	Address, Email Address, Facsimile
CFS Holdings (Cayman) L.P.	16,620,850	Address: c/o The Blackstone Group Inc. 345 Park Avenue New York, NY 10154 Email: menes.chee@blackstone.com Fascimile: +1 646 313 6503
CFS Holdings II (Cayman) L.P.	22,500,000	Address: c/o The Blackstone Group Inc. 345 Park Avenue New York, NY 10154 Email: menes.chee@blackstone.com Fascimile: +1 646 313 6503